Exhibit 99.1

USANA Health Sciences Reports Third Quarter Financial Results

  Record third quarter net sales of $261.8 million, an increase of 3.0% year-over-year
  Number of active Customers1 at quarter end increased 2.4% to 563,000
  Third quarter EPS of $0.97, or $1.02 excluding incremental expense related to China and the Company’s previously disclosed internal investigation
  Company updates 2017 outlook

SALT LAKE CITY--(BUSINESS WIRE)--October 24, 2017--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 30, 2017.

Financial Performance

For the third quarter of 2017, net sales were $261.8 million compared with $254.2 million in the prior-year period, or a 3.0% increase year-over-year. There was no meaningful year-over-year impact from changes in currency exchange rates on quarterly net sales. The Company’s total number of active Customers increased by 2.4% year-over-year to 563,000.

Net earnings for the third quarter were $23.8 million compared with $30.1 million during the prior-year period, a decrease of 21.0%. Higher SG&A expense and a higher effective tax rate reduced net earnings during the quarter as they have throughout 2017.

Earnings per diluted share for the third quarter were $0.97 compared with $1.20 in the prior year period, a decrease of 19.2%. The expense related to China and the Company’s internal investigation into its China operations, which was disclosed in February 2017, negatively impacted the third quarter by approximately $1.9 million and earnings per diluted share by $0.05. Weighted average diluted shares outstanding were 24.6 million for the third quarter of 2017, compared with 25.1 million in the prior-year period. The Company repurchased 865 thousand shares during the quarter for a total investment of $50.0 million. The Company ended the quarter with $191.7 million in cash and cash equivalents and no debt. As of September 30, 2017, there was $50.0 million remaining under the current share repurchase authorization.

“The third quarter was significant for USANA, not only for delivering record quarterly sales, but because of the accomplishments and announcements we made during the quarter,” said Kevin Guest, Chief Executive Officer. “In particular, we celebrated our 25th anniversary at our annual International Convention, where we introduced a new skincare line, Celavive®, and announced our plans to expand into four additional European countries. Celavive® is formulated with our cell-signaling technology, InCelligence. Both the launch of Celavive® and the rollout of our European expansion will take place throughout 2018. These announcements were well received by thousands of our Associates at our convention and demonstrate our commitment to improving the health of more individuals and families around the world.”

Regional Results

Net sales in the Asia Pacific region increased by 4.7% to $199.3 million. Within Asia Pacific, net sales:

  Increased 5.5% in Greater China;
  Increased 35.9% in North Asia; and
  Decreased 3.8% in the Southeast Asia Pacific region.

Sales growth in Greater China was primarily driven by 8.7% active Customer growth in Mainland China, while sales growth in North Asia resulted from 39.1% active Customer growth in South Korea. The total number of active Customers in the Asia Pacific region increased by 6.5% year-over-year.

Net sales in the Americas and Europe region decreased by 2.1% to $62.5 million, largely due to an 8.6% decrease in active Customers.

“For the first time in nearly three years, the overall revenue impact from changes in currency exchange rates was neutral,” continued Mr. Guest. “Our Asia Pacific region continues to be the driver of our sales growth. While we continue to face a challenging trend in the Americas and Europe region, we will continue to offer short-term promotions leading up to the launch of Celavive and the opening of our new European markets next year.

Outlook

The Company is updating its consolidated net sales and earnings per share outlook for 2017 as follows:

  Consolidated net sales approaching $1.030 billion (the top end of the company’s previously issued guidance of $1.015 billion and $1.030 billion); and
  Earnings per share of approximately $3.70 (previously $3.50 and $3.70).

The Company’s outlook reflects:

  No significant impact from changes in currency exchange rates during the fourth quarter;
  An estimated operating margin of approximately 14% for the fourth quarter, which includes continued investments in the business;
  An effective tax rate of 31.2% for 2017, which excludes any prospective impact from excess tax benefits; and
  An annualized diluted share count of approximately 24.7 million.

Chief Financial Officer Doug Hekking, commented, “As we head into the final months of 2017, we are adjusting our guidance to reflect our year-to-date results and forecast for the remainder of 2017. We continue to have confidence in the Company’s long-term growth trajectory and look forward to finishing 2017 strong and continuing to grow in 2018.”

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations or financial condition. The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intends to provide additional information to both agencies as the investigation progresses. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company’s internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results. Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

Conference Call

The Company has posted the ''Management Commentary, Results and Outlook'' document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, October 25, 2017 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

1 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of September 30, 2017. During the first quarter of 2017, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers. To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers. The tables, which are part of this release, however, will continue to separately disclose the number of active Associates and active Preferred Customers.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	1-Oct-16	30-Sep-17	1-Oct-16	30-Sep-17

Net sales	$254,219	$261,765	$753,182	$774,151
Cost of sales	44,979	47,135	133,869	133,691
Gross profit	209,240	214,630	619,313	640,460

Operating expenses
Associate incentives	112,816	116,010	335,541	350,195
Selling, general and administrative	60,591	67,263	176,986	193,653

Earnings from operations	35,833	31,357	106,786	96,612

Other income (expense)	268	690	(9)	1,632
Earnings before income taxes	36,101	32,047	106,777	98,244

Income taxes	6,003	8,278	28,618	29,858

NET EARNINGS	$30,098	$23,769	$78,159	$68,386

Earnings per share - diluted	$1.20	$0.97	$3.12	$2.75
Weighted average shares outstanding - diluted	25,050	24,588	25,050	24,871

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	31-Dec-16	30-Sep-17
Current Assets
Cash and cash equivalents	$175,774	$191,745
Inventories	64,810	63,334
Prepaid expenses and other current assets	37,277	31,373
Total current assets	277,861	286,452

Property and equipment, net	101,267	102,146
Goodwill	16,715	17,167
Intangible assets, net	34,349	34,728
Deferred income taxes	18,292	28,577
Other assets	22,158	21,581
Total assets	$470,642	$490,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,040	$9,290
Other current liabilities	129,451	112,137
Total current liabilities	138,491	121,427

Deferred income taxes	5,499	5,249
Other long-term liabilities	1,365	1,163

Stockholders' equity	325,287	362,812
Total liabilities and stockholders' equity	$470,642	$490,651

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)

	Quarter Ended

	1-Oct-16		30-Sep-17		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$124,470	49.0%	$131,273	50.1%	$6,803	5.5%	$201	5.3%
Southeast Asia Pacific	54,351	21.4%	52,310	20.0%	(2,041)	(3.8%)	(1,197)	(1.6%)
North Asia	11,555	4.5%	15,708	6.0%	4,153	35.9%	(243)	38.0%
Asia Pacific Total	190,376	74.9%	199,291	76.1%	8,915	4.7%	(1,239)	5.3%

Americas and Europe	63,843	25.1%	62,474	23.9%	(1,369)	(2.1%)	1,198	(4.0%)

	$254,219	100.0%	$261,765	100.0%	$7,546	3.0%	$(41)	3.0%

Active Associates by Region(1)
(unaudited)

	As of
	1-Oct-16		30-Sep-17

Asia Pacific
Greater China	263,000	57.7%	281,000	60.7%
Southeast Asia Pacific	91,000	20.0%	90,000	19.4%
North Asia	15,000	3.3%	23,000	5.0%
Asia Pacific Total	369,000	81.0%	394,000	85.1%

Americas and Europe	87,000	19.0%	69,000	14.9%

	456,000	100.0%	463,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

Active Preferred Customers by Region (2)
(unaudited)

	As of
	1-Oct-16		30-Sep-17

Asia Pacific
Greater China	5,000	5.3%	4,000	4.0%
Southeast Asia Pacific	15,000	16.0%	16,000	16.0%
North Asia	10,000	10.6%	11,000	11.0%
Asia Pacific Total	30,000	31.9%	31,000	31.0%

Americas and Europe	64,000	68.1%	69,000	69.0%

	94,000	100.0%	100,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations